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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                              --------------------

                                   FORM 8-A/A
                                (Amendment No. 4)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             OGLEBAY NORTON COMPANY
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

               Delaware                                  34-0158970
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(State of incorporation or organization)    (I.R.S. Employer Identification No.)

1100 Superior Avenue, Cleveland, Ohio                       44114-2598
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(Address of principal executive offices)                    (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class           Name of each exchange on which
          to be so registered           each class is to be registered
          -------------------           ------------------------------
          None                          None

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. [ ]

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. [ ]

Securities to be registered pursuant to Section 12(g) of the Act:

     Rights issued under Amended and Restated Rights Agreement, dated as of
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                   February 22, 1989, as subsequently amended
                   ------------------------------------------

                                (Title of class)

                           Sequential page 1 of 12.


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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

                  On August 26, 1987, the Board of Directors of Oglebay Norton Company (the "Company") declared a dividend consisting of one Right for each outstanding share of Common Stock with a par value of $1 per share (the "Common Stock") of the Company. The initial distribution was paid on September 7, 1987 (the "Record Date") to stockholders of record as of the Record Date and one right has been issued with respect to each share of Common Stock issued by the Company after the Record Date. Following the Shares Acquisition Date (as hereinafter defined), each Right entitles the registered holder (other than an Acquiring Person (as hereinafter defined)) to purchase from the Company one one-hundredth of a share of Series C $10.00 Preferred Stock (the "Preferred Stock") at a price of $130.00 (the "Purchase Price"), subject to adjustment, or, under conditions described below, to acquire one one-hundredth of a share of Preferred Stock for an exercise price of $5.00 per share (the "Exercise Price"). The description and terms of the Rights are set forth in an Amended and Restated Rights Agreement between the Company and KeyBank National Association, successor by merger to and formerly known as Society National Bank, as Rights Agent (the "Rights Agent"), adopted by the Company on February 22, 1989, and subsequently amended (as amended, the "Rights Agreement").

                  Until such time as a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of Common Stock then outstanding (the "Shares Acquisition Date"), each of the Rights will be evidenced by the certificate for the associated share of Common Stock.

                  The Rights Agreement provides that, until the Shares Acquisition Date, the Rights will be transferred with and only with the shares of Common Stock. Until the Shares Acquisition Date (or the earlier redemption or expiration of the Rights), the surrender for transfer of any Common Stock certificates will also constitute the transfer of the Rights associated with the shares of Common Stock represented by such certificates. As soon as practicable following the Shares Acquisition Date, separate certificates evidencing the Rights ("Right Certificates") will be mailed to holders of record of the shares of Common Stock as of the close of business on the Shares Acquisition Date, and such separate Right Certificates alone will evidence the Rights.

                  The Rights are not exercisable until the Shares Acquisition Date. The Rights will expire at the close of business on December 18, 2006 unless earlier redeemed by the Company as described below.

                  Upon the occurrence of a Triggering Event (as defined in the Rights Agreement), each holder of a Right, other than Rights that were or are beneficially owned by the Acquiring Person (which will thereafter be void), shall have the right to receive, upon exercise of the Right and payment of the Exercise Price, one one-hundredth of a share of


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Preferred Stock of the Company.

                  The Purchase Price and the Exercise Price, and the number of shares of Preferred Stock or other securities issuable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution.

                  Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

                  At any time prior to the Shares Acquisition Date, the Board of Directors of the Company may redeem the Rights in whole, but not in part, at a price of $.05 per Right (the "Redemption Price"); except that, the Rights may not be redeemed on or after the date of the commencement by any Person of a tender offer or exchange offer if, upon consummation thereof, such Person would be an Acquiring Person unless such redemption is approved by a majority of the Continuing Directors (as defined in the Rights Agreement) and the Continuing Directors constitute a majority of the Board of Directors. Immediately upon the action of the Board of Directors of the Company, or the Continuing Directors, as the case may be, electing to redeem the Rights, the Company shall make announcement thereof, and the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

                  The provisions of the Rights Agreement may be amended by the Board of Directors in order to cure any ambiguity, to correct any defect or inconsistency or, prior to the Shares Acquisition Date, to make changes deemed to be in the interest of the Company and its stockholders, except that, the Rights Agreement may not be amended (other than to cure an ambiguity or to correct a defect or inconsistency) on or after the date of the commencement by any Person of a tender offer or exchange offer if, upon consummation thereof, such Person would be an Acquiring Person unless such amendment is approved by a majority of the Continuing Directors and the Continuing Directors constitute a majority of the Board of Directors.

                  This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, First Amendment to Rights Agreement and Second Amendment to Rights Agreement which are included as Exhibit 4(b) to Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission on March 30, 1994, the Third Amendment to Rights Agreement, which is included as Exhibit 4(c) to Registrant's Amendment to Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on September 28, 1994, and the Fourth Amendment to Rights Agreement, which is included as Exhibit 4(d) to this Form 8-A/A.


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ITEM 2.  EXHIBITS.

Exhibit No.       Exhibit Description                                 Page No.
-----------       -------------------                                 ---------

4(b)     Amended and Restated Rights Agreement, dated                     *
         as of February 22, 1989, between Registrant
         and Ameritrust Company National Association,
         Rights Agent (the "Rights Agent"); First
         Amendment to Rights Agreement, dated as of
         June 10, 1991, between Registrant and Rights
         Agent; and Second Amendment to Rights
         Agreement, dated as of March 2, 1992, between
         Registrant and Rights Agent                                     **

4(c)     Third Amendment to Rights Agreement, dated as of
         August 31, 1994, between Registrant and Society
         National Bank, successor by merger to Ameritrust
         Company National Association, as Rights Agent         Filed Herewith

4(d)     Fourth Amendment to Rights Agreement, dated as of
         January 21, 1997, between Registrant and KeyBank
         National Association, successor by merger to Society National Bank, as Rights Agent

* Incorporated by reference to Exhibit 4(b) filed with the Registrant's Annual Report on Form 10-K for the year ended December 31, 1993, filed with the Securities and Exchange Commission on March 30, 1994.

** Incorporated by reference to Exhibit 4(c) filed with the Registrant's Amendment to Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on September 28, 1994.


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                          SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereto duly authorized.

                                           OGLEBAY NORTON COMPANY

Date:  January 21, 1997                    By:  /s/ David G. Slezak
                                              --------------------------------
                                              Name:  David G. Slezak
                                              Title: Secretary and Director of
                                                      Legal Affairs